Exhibit 10.27

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of this 31st day of October, 2009, by and between and OPTICAL CABLE CORPORATION (“OCC”) and APPLIED OPTICAL SYSTEMS, INC. (“AOS”).

RECITALS

A. As of October 30, 2009, at 11:15pm (Plano, Texas time), OCC exercised its right to purchase a fifty-six percent (56%) equity interest in AOS on a fully diluted, as converted basis, pursuant to the terms of a certain Warrant issued to OCC by the Company dated April 22, 2005, as amended (the “Warrant”), and contemporaneously therewith, OCC exercised its rights to acquire an additional 10% equity interest in AOS on a fully diluted, as converted basis, in addition to the exercise of the Warrant, bringing OCC’s equity interest in the Company to 66% on a fully diluted, as converted basis. Pursuant to a Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”) OCC is purchasing all of the remaining outstanding capital stock of the Company.

B. In connection with the Stock Purchase Agreement, AOS is willing to indemnify OCC on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. AOS covenants and agrees to indemnify, defend, protect and hold harmless OCC and its officers, directors, employees, stockholders, assigns, successors and affiliates (other than the Stockholders and R. M. Flower) (individually, an “Indemnified Party” and collectively, “Indemnified Parties”) from, against and in respect of all Damages (as defined in the Stock Purchase Agreement”) suffered, sustained, incurred or paid at any time by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, any litigation or dispute involving AOS or any of its officers, directors, employees or stockholders, including, without limitation, the litigation disclosed on Schedule 3.7 of the Stock Purchase Agreement.

2. AOS’s obligations hereunder shall survive Closing (as defined in the Stock Purchase Agreement) forever. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person.

3. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Virginia without giving effect to the principles of conflicts of law thereof.

4. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

5. This Agreement may be executed by facsimile transmission and in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. No failure or delay by any party to exercise any right hereunder shall be deemed to be a waiver of such right, either prospectively or in the particular instance.

WITNESS the signatures and seals of the parties as of the date first above written:

APPLIED OPTICAL SYSTEMS, INC.

By:	/S/ G. THOMAS HAZELTON, JR.
Name: G. Thomas Hazelton, Jr.
Title: General Manager

OPTICAL CABLE CORPORATION

By:	/S/ NEIL D. WILKIN, JR.
Name: Neil D. Wilkin, Jr.
Title: President and CEO